Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: MICHAEL N. KENNEDY

707 17th STREET, SUITE 3600

MANAGER - INVESTOR RELATIONS

DENVER, COLORADO 80202	303.812.1739

FOREST OIL ANNOUNCES PRELIMINARY ASSESSMENT OF

THE IMPACT OF HURRICANE RITA

DENVER, COLORADO – September 30, 2005 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced its preliminary assessment of the effect of Hurricane Rita on its Gulf Coast operation.

Damage Assessment

All personnel were safely evacuated and activity was suspended prior to the hurricane.  No rigs had major damage or were blown off location by the storm.  Forest sustained damage to its facilities located at Eugene Island 266, 292 and 314 and at South Marsh Island 10 and 11.  These properties were producing 6 MMcfe/d net to Forest before the hurricane. One platform at Eugene Island 314 was lost.  That platform was non-producing and scheduled for abandonment.  Forest has inspected all operated properties and no other significant damage has been observed at this time.  Over the next several weeks, crews will better assess damages and begin the repair process.  Forest carries property and casualty insurance with a $5 million retention for each occurrence.  Forest’s estimated liability, under its retention, for the repair of its facilities damaged by hurricanes in the third quarter of 2005 is $10 million.

Production

Forest had approximately 205 MMcfe/d of production shut-in in the Gulf Coast Region on September 23, 2005, the peak day of shut-in production, due to Hurricane Rita.  In addition, 20 MMcfe/d of production remained shut-in due to facilities issues caused by Hurricane Katrina.  Since that time, 45 MMcfe/d of Gulf Coast Region production has been restored.

The majority of the 180 MMcfe/d of Gulf Coast Region production that remains shut-in is due to damage to third-party pipeline and gas processing plants offshore and in Louisiana.  The timetable for restoring full production is uncertain as it is dependent on repairs to transportation and processing facilities which are owned by others.   Forest estimates that total production deferred during the third quarter of 2005 for Hurricanes Cindy, Dennis, Katrina and Rita will be approximately 6 Bcfe.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in the Gulf of Mexico, Texas, Louisiana, Oklahoma, Utah, Wyoming and Alaska, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit our website at www.forestoil.com.

September 30, 2005

###